Exhibit 99.1

Whole Earth Brands Reports First Quarter 2022 Results and

Reaffirms Full Year Guidance

Chicago, Illinois – May 10, 2022 – Whole Earth Brands, Inc. (the “Company” or “we” or “our”) (Nasdaq: FREE), a global food company enabling healthier lifestyles through premium plant-based sweeteners, flavor enhancers and other foods, today announced its financial results for its first quarter ended March 31, 2022. The Company also reaffirmed fiscal year 2022 guidance.

First Quarter Highlights

•	Reported consolidated revenue growth of 23%, including a full quarter of the Wholesome acquisition compared to approximately two months in the prior year period
•	First quarter proforma organic constant currency revenue growth of approximately 5%
•	Branded CPG proforma organic constant currency revenue growth of approximately 3% compared to 2021
•	Flavors & Ingredients revenue growth of approximately 12% compared to 2021
•	Operating income of $7.1 million and adjusted EBITDA of $17.8 million

Irwin D. Simon, Executive Chairman, stated, “Cash flow generation across our two global business segments demonstrates the economic resilience of our Company and will allow us to reduce our balance sheet leverage this year. We continue to see great opportunity within the better-for-you sweetener category and remain focused on cementing our global leadership through strong product innovation and distribution, which is the fuel by which we will achieve sustained, profitable growth and value creation for our shareholders.”

Albert Manzone, Chief Executive Officer, commented, “We delivered a first quarter that was consistent with our expectations amid a fluid geopolitical, economic and operationally complex backdrop. Our primary focus during the quarter was the ongoing execution of our North America Supply Chain Reinvention Project. We are pleased that we significantly ramped up production at our new Alabama facility that services about a third of our North America Branded CPG business, with March production achieving our expectations allowing us to improve revenue growth rates versus the fourth quarter of 2021. In addition, our Flavors & Ingredients business continued its momentum, generating 12% revenue growth during the first quarter, through the manufacturing footprint project completed in the prior year and a focused effort to drive use in new markets and new categories.”

Mr. Manzone continued, “Heading into the second quarter of 2022, our recent pricing actions and productivity improvements will mitigate inflationary pressures in our Branded CPG business, and we expect that our Flavors & Ingredients business will continue to deliver robust growth. With improved production and product supply in place, we anticipate achieving our guidance for the year.”

FIRST QUARTER 2022 RESULTS

The Company’s reported consolidated financials reflect the completed acquisition of Wholesome on February 5, 2021 from that date. Proforma comparisons include the impact of this acquisition for both the current and prior year periods.

•	Consolidated product revenues were $130.6 million, an increase of 23.4% on a reported basis, as compared to the prior year first quarter. The increase was primarily driven by the inclusion of a full quarter of Wholesome results in 2022. A stronger US dollar reduced consolidated product revenues by approximately $1.8 million, or 1.7%, versus the prior year quarter. On a proforma basis, organic constant currency product revenues increased 4.9% compared to the prior year first quarter.
•	Reported gross profit was $39.6 million, compared to $35.7 million in the prior year first quarter. The increase was largely driven by the inclusion of a full quarter of Wholesome results in 2022, pricing actions and a $3.2 million favorable change in non-cash purchase accounting adjustments related to inventory revaluations, partially offset by cost inflation and costs associated with the supply chain reinvention project.
•	Gross profit margin was 30.3% in the first quarter of 2022, compared to 33.7% in the prior year period. Adjusted gross profit margin was 32.8%, down from 36.9% in the prior year due primarily to the inclusion of a full quarter of Wholesome results in 2022, which has lower margins, and timing differences between cost inflation and mitigating price actions we took in response during the quarter.
•	Consolidated operating income was $7.1 million compared to an operating loss of $3.1 million in the prior year first quarter and consolidated net income was $2.7 million in the first quarter of 2022 compared to a net loss of $12.0 million in the prior year period.
•	Consolidated Adjusted EBITDA of $17.8 million increased 1.8% driven by contributions from the Wholesome acquisition and revenue growth, partially offset by $0.4 million of unfavorable foreign currency exchange rates.

SEGMENT RESULTS

Branded CPG Segment

Branded CPG segment product revenues increased $22.0 million, or 26.9%, to $103.8 million for the first quarter of 2022, compared to $81.8 million for the same period in the prior year, driven primarily by the inclusion of a full quarter of results from the Wholesome acquisition. On a proforma basis, organic constant currency product revenue increased 3.3% compared to the prior year first quarter driven by organic growth and pricing actions implemented during the quarter. Overall, volume was flat due to the discontinuance of certain private label SKUs at the beginning of the year. Excluding the impact of this SKU rationalization, Branded CPG volume increased approximately 2% versus the prior year quarter.

Operating income was $6.5 million in the first quarter of 2022 compared to operating income of $10.2 million for the same period in the prior year. The decrease was driven by costs associated with the Company’s supply chain reinvention project, the impact of cost inflation, and an unfavorable impact from a stronger US dollar, partially offset by a full quarter of Wholesome results and revenue growth in that business. The Company’s supply chain reinvention project is expected to improve efficiencies, help offset inflationary pressures and improve competitiveness in the marketplace over the longer term.

Flavors & Ingredients Segment

Flavors & Ingredients segment product revenues increased 11.7% to $26.8 million for the first quarter of 2022, compared to $24.0 million for the same period in the prior year primarily due to strong volume growth in licorice extracts and pure derivatives driven by the Company’s commercial expansion and innovation.

Operating income was $7.8 million in the first quarter of 2022, compared to operating income of $1.0 million in the prior year period primarily due to revenue growth, a $2.3 million favorable change in purchase accounting adjustments related to inventory revaluations, and a $1.7 million favorable change in restructuring and other expenses.

Corporate

Corporate expenses for the first quarter of 2022 were $7.2 million, compared to $14.2 million of expenses in the prior year period. The decrease is primarily due to lower M&A transaction costs.

Balance Sheet

As of March 31, 2022, the Company had cash and cash equivalents of $29.4 million and $412.9 million of long-term debt, net of unamortized debt issuance costs.

The increase in long-term debt was due to the Company settling the Wholesome earn-out of $55 million during the first quarter of 2022, as previously disclosed. The Company elected to satisfy part of the earn-out in common stock and on February 23, 2022, issued 2,659,574 shares of the Company’s common stock to the sellers. The remaining $30 million portion of the $55 million earn-out was paid in cash which was funded from available capacity under the Company’s revolving credit facility.

Outlook

The Company is reiterating its outlook for full year 2022, which includes Wholesome for the full year. The outlook includes expectations for growth on a proforma organic basis. The Company defines proforma organic growth to be as if the Company owned Wholesome for the full year 2021. The Company’s 2022 outlook is as follows:

•	Net Product Revenues: $530 million to $545 million (representing reported growth of 7% to 10%, and proforma organic growth of 3% to 6%)
•	Adjusted EBITDA: $84 million to $87 million
•	Capital Expenditures: Approximately $10 million

Outlook is provided in the context of greater than usual volatility as a result of current geo-political events and the on-going COVID-19 pandemic.

Conference Call Details

The Company will host a conference call and webcast to review its first quarter results today, May 10, 2022 at 8:30 am ET. The conference call can be accessed live over the phone by dialing (877) 704-4453 or for international callers by dialing (201) 389-0920. A replay of the call will be available until May 24, 2022 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13728779.

The live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at investor.wholeearthbrands.com. An archived replay of the webcast will also be available shortly after the live event has concluded.

About Whole Earth Brands

Whole Earth Brands is a global food company enabling healthier lifestyles and providing access to premium plant-based sweeteners, flavor enhancers and other foods through our diverse portfolio of trusted brands and delicious products, including Whole Earth Sweetener®, Wholesome®, Swerve®, Pure Via®, Equal® and Canderel®. With food playing a central role in people’s health and wellness, Whole Earth Brands’ innovative product pipeline addresses the growing consumer demand for more dietary options, baking ingredients and taste profiles. Our world-class global distribution network is the largest provider of plant-based sweeteners in more than 100 countries with a vision to expand our portfolio to responsibly meet local preferences. We are committed to helping people enjoy life’s everyday moments and the celebrations that bring us together. For more information on how we “Open a World of Goodness®,” please visit www.WholeEarthBrands.com.

Forward-Looking Statements

This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Whole Earth Brands, Inc. and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management.

Forward-looking statements may be accompanied by words such as “achieve,” “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “grow,” “improve,” “increase,” “intend,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or similar words, phrases or expressions. Examples of forward-looking statements include, but are not limited to, the statements made by Messrs. Simon and Manzone, and our 2022 guidance. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the Company’s ability to achieve the anticipated benefits of the integration of Wholesome and Swerve in a timely manner or at all; the ongoing conflict in Ukraine and related economic disruptions and new governmental regulations on our business, including but not limited to the potential impact on our sales, operations and supply chain; adverse changes in the global or regional general business, political and economic conditions, including the impact of continuing uncertainty and instability in certain countries, that could affect our global markets and the potential adverse economic impact and related uncertainty caused by these items; the extent of the impact of the COVID-19 pandemic, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic, the duration and scope of related government orders and restrictions, the impact on our employees, and the extent of the impact of the COVID-19 pandemic on overall demand for the Company’s products; local, regional, national, and international economic conditions that have deteriorated as a result of the COVID-19 pandemic, including the risks of a global recession or a recession in one or more of the Company’s key markets, and the impact they may have on the Company and its customers and management’s assessment of that impact; extensive and evolving government regulations that impact the way the Company operates; and the impact of the COVID-19 pandemic on the Company’s suppliers, including disruptions and inefficiencies in the supply chain.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These statements are subject to the risks and uncertainties indicated from time to time in the documents the Company files (or furnishes) with the U.S. Securities and Exchange Commission.

You are cautioned not to place undue reliance upon any forward-looking statements, which are based only on information currently available to the Company and speak only as of the date made. The Company undertakes no commitment to publicly update or revise the forward-looking statements, whether written or oral that may be made from time to time, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investor Relations Contact:

Whole Earth Brands

312-840-5001

investor@wholeearthbrands.com

ICR

Jeff Sonnek

646-277-1263

jeff.sonnek@icrinc.com

Media Relations Contact:

KWT Global

Larry Larsen

312-497-0655

llarsen@kwtglobal.com

Whole Earth Brands, Inc.

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate the comparison of the Company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the Company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. The Company also believes that presenting these measures allows investors to view its performance using the same measures that the Company uses in evaluating its financial and business performance and trends. The Company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: constant currency adjustments, intangible asset non-cash impairments, purchase accounting charges, transaction-related costs, long-term incentive expense, non-cash pension expenses, severance and related expenses associated with productivity initiatives, public company readiness, M&A transaction expenses and other one-time items affecting comparability of operating results. See below for a description of adjustments to the Company’s U.S. GAAP financial measures included herein. Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the Company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The Company’s non-GAAP financial measures and corresponding metrics reflect how the Company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the Company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the Company’s current or future presentation of non-GAAP operating results, the Company removes these items from its non-GAAP definitions.

The following is a list of non-GAAP financial measures which the Company has discussed or expects to discuss in the future:

•	Constant Currency Presentation: We evaluate our product revenue results on both a reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our product revenue results, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current period local currency product revenue results using the prior period exchange rates and comparing these adjusted amounts to our prior period reported product revenues.

•	Adjusted EBITDA: We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, as well as certain other items that arise outside of the ordinary course of our continuing operations specifically described below:

o	Asset impairment charges: We exclude the impact of charges related to the impairment of goodwill and other long-lived intangible assets. We believe that the exclusion of these impairments, which are non-cash, allows for more meaningful comparisons of operating results to peer companies. We believe that this increases period-to-period comparability and is useful to evaluate the performance of the company.

o	Purchase accounting adjustments: We exclude the impact of purchase accounting adjustments, including the revaluation of inventory at the time of the business combination. These adjustments are non-cash and we believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Transaction-related expenses: We exclude transaction-related expenses including transaction bonuses that were paid for by the seller of the businesses acquired by the Company on June 25, 2020. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Long-term incentive plan: We exclude the impact of costs relating to the long-term incentive plan. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Non-cash pension expenses: We exclude non-cash pension expenses/credits related to closed, defined pension programs of the Company. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Severance and related expenses: We exclude employee severance and associated expenses related to roles that have been eliminated or reduced in scope as a productivity measure taken by the Company. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Public company readiness: We exclude non-recurring organization and consulting costs incurred to establish required public company capabilities. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Restructuring: To measure operating performance, we exclude restructuring costs. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	M&A transaction expenses: We exclude expenses directly related to the acquisition of businesses after the business combination on June 25, 2020. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Supply chain reinvention: To measure operating performance, we exclude certain one-time and other costs associated with reorganizing our North America Branded CPG operations and facilities in connection with our supply chain reinvention program, which will drive long-term productivity and cost savings. These costs include incremental expenses such as hiring, training and other temporary costs primarily related to taking control over production that was previously outsourced to a contract manufacturer. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Other items: To measure operating performance, we exclude certain expenses and include certain gains that we believe are not operational in nature. We believe the exclusion or inclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Adjusted EBITDA margin is Adjusted EBITDA for a particular period expressed as a percentage of product revenues for that period.

We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

The Company cannot reconcile its expected Adjusted EBITDA to Net Income under “Outlook” without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted. These items include, but are not limited to, stock-based compensation expense and acquisition-related charges. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.

Adjusted Gross Profit Margin: We define Adjusted Gross Profit Margin as Gross Profit excluding all cash and non-cash adjustments impacting Cost of Goods Sold, included in the Adjusted EBITDA reconciliation, as a percentage of Product Revenues, net. Such adjustments include: depreciation, purchase accounting adjustments, long term incentives and other items adjusted by management to better understand our financial results.

Whole Earth Brands, Inc.

Condensed Consolidated Balance Sheets

(In thousands of dollars, except for share and per share data)

(Unaudited)

	March 31, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$29,365	$28,296
Accounts receivable (net of allowances of $1,340 and $1,285, respectively)	73,089	69,590
Inventories	215,058	212,930
Prepaid expenses and other current assets	8,289	7,585
Total current assets	325,801	318,401

Property, Plant and Equipment, net	59,330	58,503

Other Assets
Operating lease right-of-use assets	24,678	26,444
Goodwill	241,535	242,661
Other intangible assets, net	261,592	266,939
Deferred tax assets, net	1,876	1,993
Other assets	8,747	7,638
Total Assets	$923,559	$922,579

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$55,426	$55,182
Accrued expenses and other current liabilities	34,503	30,733
Contingent consideration payable	—	54,113
Current portion of operating lease liabilities	8,101	7,950
Current portion of long-term debt	3,750	3,750
Total current liabilities	101,780	151,728
Non-Current Liabilities
Long-term debt	412,895	383,484
Warrant liabilities	587	2,053
Deferred tax liabilities, net	33,883	35,090
Operating lease liabilities, less current portion	20,437	22,575
Other liabilities	14,003	13,778
Total Liabilities	583,585	608,708
Commitments and Contingencies	—	—
Stockholders’ Equity
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at March 31, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value; 220,000,000 shares authorized; 41,677,664 and 38,871,646 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	4	4
Additional paid-in capital	356,220	330,616
Accumulated deficit	(23,710)	(26,436)
Accumulated other comprehensive income	7,460	9,687
Total stockholders’ equity	339,974	313,871
Total Liabilities and Stockholders’ Equity	$923,559	$922,579

Whole Earth Brands, Inc.

Condensed Consolidated Statements of Operations

(In thousands of dollars, except for share and per share data)

(Unaudited)

	Three Months Ended
	March 31, 2022	March 31, 2021
Product revenues, net	$130,592	$105,825
Cost of goods sold	91,034	70,174
Gross profit	39,558	35,651

Selling, general and administrative expenses	27,788	32,907
Amortization of intangible assets	4,705	4,151
Restructuring and other expenses	—	1,657

Operating income (loss)	7,065	(3,064)

Change in fair value of warrant liabilities	861	(2,362)
Interest expense, net	(6,032)	(5,078)
Loss on extinguishment and debt transaction costs	—	(5,513)
Other income, net	1,956	310
Income (loss) before income taxes	3,850	(15,707)
Provision (benefit) for income taxes	1,124	(3,682)
Net income (loss)	$2,726	$(12,025)

Net earnings (loss) per share:
Basic	$0.07	$(0.31)
Diluted	$0.07	$(0.31)

Whole Earth Brands, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands of dollars)

(Unaudited)

	Three Months Ended
	March 31, 2022	March 31, 2021
Operating activities
Net income (loss)	$2,726	$(12,025)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	1,650	1,639
Depreciation	1,460	969
Amortization of intangible assets	4,705	4,151
Deferred income taxes	(905)	3,402
Amortization of inventory fair value adjustments	(1,599)	1,619
Non-cash loss on extinguishment of debt	—	4,435
Change in fair value of warrant liabilities	(861)	2,362
Changes in current assets and liabilities:
Accounts receivable	(3,821)	(1,341)
Inventories	(878)	(4,903)
Prepaid expenses and other current assets	(842)	665
Accounts payable, accrued liabilities and income taxes	4,833	(7,052)
Other, net	(2,022)	482
Net cash provided by (used in) operating activities	4,446	(5,597)

Investing activities
Capital expenditures	(3,276)	(1,544)
Acquisitions, net of cash acquired	—	(186,601)
Proceeds from the sale of fixed assets	50	—
Net cash used in investing activities	(3,226)	(188,145)

Financing activities
Proceeds from revolving credit facility	30,000	25,000
Repayments of revolving credit facility	—	(47,855)
Long-term borrowings	—	375,000
Repayments of long-term borrowings	(938)	(136,500)
Debt issuance costs	—	(11,589)
Payment of contingent consideration	(29,108)	—
Tax withholdings related to net share settlements of stock-based awards	(291)	—
Net cash (used in) provided by financing activities	(337)	204,056

Effect of exchange rate changes on cash and cash equivalents	186	594
Net change in cash and cash equivalents	1,069	10,908
Cash and cash equivalents, beginning of period	28,296	16,898
Cash and cash equivalents, end of period	$29,365	$27,806

Supplemental disclosure of cash flow information
Interest paid	$5,567	$4,491
Taxes paid, net of refunds	$993	$3,535

Whole Earth Brands, Inc.

Adjusted EBITDA Reconciliation

(In thousands of dollars)

(Unaudited)

	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
Product revenues, net	$130,592	$105,825
Net income (loss)	$2,726	$(12,025)
Provision (benefit) for income taxes	1,124	(3,682)
Other income, net	(1,956)	(310)
Loss on extinguishment and debt transaction costs	-	5,513
Interest expense, net	6,032	5,078
Change in fair value of warrant liabilities	(861)	2,362
Operating income (loss)	7,065	(3,064)
Depreciation	1,460	969
Amortization of intangible assets	4,705	4,151
Purchase accounting adjustments	(1,599)	1,619
Transaction related expenses	-	210
Long term incentive plan	1,650	2,093
Severance and related expenses	230	-
Non-cash pension expense	10	-
Public company readiness	-	454
Restructuring	-	1,657
M&A transaction expenses	650	8,472
Supply chain reinvention	3,354	102
Other items	236	788
Adjusted EBITDA	$17,763	$17,452

Whole Earth Brands, Inc.

Constant Currency Product Revenues, Net Reconciliation

(In thousands of dollars)

$ in Thousands

	Three Months Ended March 31,
			$ change			% change
Product revenues, net	2022	2021	Reported	Constant Dollar	Foreign Exchange (2)	Reported	Constant Dollar	Foreign Exchange
Branded CPG	$103,761	$81,797	$21,964	$23,725	$(1,761)	26.9%	29.0%	-2.2%
Flavors & Ingredients	26,831	24,028	2,803	2,803	-	11.7%	11.7%	0.0%
Combined	$130,592	$105,825	$24,767	$26,528	$(1,761)	23.4%	25.1%	-1.7%

Proforma Organic(1)
Branded CPG	$103,761	$102,171	$1,590	$3,352	$(1,761)	1.6%	3.3%	-1.7%
Flavors & Ingredients	26,831	24,028	2,803	2,803	-	11.7%	11.7%	0.0%
Combined	$130,592	$126,199	$4,393	$6,155	$(1,761)	3.5%	4.9%	-1.4%

(1)	Product revenues, net shown on a like for like basis, including the impact of both acquisitions for all periods in both the current and prior year periods.

(2)	The "foreign exchange" amounts presented, reflect the estimated impact from fluctuations in foreign currency exchange rates on product revenues.

Whole Earth Brands, Inc.

GAAP to Adjusted EBITDA Reconciliation

(In thousands of dollars)

	Three Months Ended March 31, 2022				Three Months Ended March 31, 2021
	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	$ Change	% Change
Product revenues, net	$ 130,592	$ -	$ -	$ 130,592	$ 105,825	$ -	$ -	$ 105,825	$ 24,767	23.4%
Cost of goods sold	91,034	64	(3,354)	87,743	70,174	(2,835)	(556)	66,783	20,960	31.4%
Gross profit	39,558	(64)	3,354	42,849	35,651	2,835	556	39,042	3,807	9.8%
Gross profit margin %	30.3%			32.8%	33.7%			36.9%		(4.1%)
Selling, general and administrative expenses	27,788	(1,822)	(881)	25,086	32,907	(1,943)	(9,374)	21,590	3,496	16.2%
Amortization of intangible assets	4,705	(4,705)	-	-	4,151	(4,151)	-	-	-	-
Restructuring and other non-recurring expenses	-	-	-	-	1,657	(358)	(1,299)	-	-	-
Operating income	$ 7,065	$ 6,463	$ 4,235	$ 17,763	$ (3,064)	$ 9,287	$ 11,229	$ 17,452	$ 311	1.8%
Operating margin %	5.4%			13.6%	(2.9%)			16.5%		(2.9%)

Whole Earth Brands, Inc.

Adjustments to Operating Income by Income Statement Line and Nature

(In thousands of dollars)

	Three Months Ended March 31, 2022					Three Months Ended March 31, 2021
Non-Cash adjustments	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Restructuring	Operating Income	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Restructuring	Operating Income
Depreciation	$ 1,194	$ 266	$ -	$ -	$ 1,460	$ 969	$ -	$ -	$ -	$ 969
Amortization of intangible assets	-	-	4,705	-	4,705	-	-	4,151	-	4,151
Restructuring	-	-	-	-	-	-	-	-	358	358
Non-cash pension expense	-	10	-	-	10	-	-	-	-	-
Long term incentive plan	132	1,519	-	-	1,650	247	1,943	-	-	2,189
Purchase accounting costs	(1,599)	-	-	-	(1,599)	1,619	-	-	-	1,619
Other items	210	26	-	-	236	-	-	-	-	-
Total non-cash adjustments	$ (64)	$ 1,822	$ 4,705	$ -	$ 6,463	$ 2,835	$ 1,943	$ 4,151	$ 358	$ 9,287
Cash adjustments
Restructuring	-	-	-	-	-	-	-	-	1,299	1,299
Long term incentive plan	-	-	-	-	-	(22)	(75)	-	-	(97)
Transaction related expenses	-	-	-	-	-	-	210	-	-	210
Severance and related expenses	-	230	-	-	230	-	-	-	-	-
Public company readiness	-	-	-	-	-	-	454	-	-	454
M&A transaction expenses	-	650	-	-	650	-	8,472	-	-	8,472
Supply chain reinvention	3,354	-	-	-	3,354	102	-	-	-	102
Other items	-	-	-	-	-	475	313	-	-	788
Total cash adjustments	$ 3,354	$ 881	$ -	$ -	$ 4,235	$ 556	$ 9,374	$ -	$ 1,299	$ 11,229
Total adjustments	$ 3,291	$ 2,702	$ 4,705	$ -	$ 10,698	$ 3,391	$ 11,317	$ 4,151	$ 1,657	$ 20,516

Non-cash adjustments: The Adjusted EBITDA reconciliation includes certain transactions that are non-cash in nature.

Cash adjustments: The Adjusted EBITDA reconciliation includes certain transactions that are one-off, non-recurring in nature, but have been or will be settled in cash.